Exhibit 99.1

RE/MAX Holdings Reports Second Quarter 2015 Results

DENVER, Aug. 6, 2015 /PRNewswire/ --

Second Quarter 2015 Highlights

(Compared to the second quarter 2014 unless otherwise noted)

  Agent count grew by 6.1% to 101,903 agents
  Revenue grew by 4.7% to $44.3 million
  Operating Income grew by 12.3% to $21.4 million
  Adjusted EBITDA1 of $25.7 million, up 6.4%
  Adjusted EBITDA1 margin of 57.9%, up from 57.0%
  Adjusted basic and diluted earnings per share1 ("EPS") of $0.48 and $0.47, respectively
  Declared quarterly dividend of $0.125 per share
  Raising full-year agent count growth outlook to 5.0% to 5.5% from 4.0% to 5.0%

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the second quarter ended June 30, 2015.

"We continue to expand our network, gaining nearly 4,000 agents through the first half of the year," stated Dave Liniger, Chief Executive Officer and Co-Founder of RE/MAX. "The housing market continues to improve, with nine consecutive months of higher year-over-year sales of U.S. existing homes. While inventory remains constrained in many markets, recent sales activity indicates that more buyers and sellers are getting into the market. Given these positive trends, our strong agent recruiting initiatives and the addition of 513 agents in July, we are raising our full-year agent growth outlook to 5.0% to 5.5% over 2014."

Second Quarter 2015 Operating Results

Agent Count

Total agent count grew by 5,814 agents to 101,903 agents or 6.1% over the second quarter ended June 30, 2014. In the United States ("U.S."), agent count increased by 2,742 agents to 59,004 agents or 4.9%. Agent count in U.S. Company-owned and Independent regions grew by 5.4% and 4.1%, respectively. In Canada, agent count increased by 402 agents to 19,432 agents or 2.1% over the prior year quarter. Outside the U.S. and Canada, agent count increased by 2,670 agents to 23,467 agents or 12.8%. During the six months ended June 30, 2015, the Company grew total agent count by 3,893 agents or 4.0% compared to total agent count growth of 2,861 agents or 3.1% during the same period in 2014.

Revenue

RE/MAX generated total revenue of $44.3 million for the second quarter of 2015, a 4.7% increase compared to $42.3 million in the second quarter of 2014, primarily driven by increased revenue from broker fees and franchise sales.

Revenue from continuing franchise fees was $18.3 million, up $0.2 million or 1.4% compared to the prior year quarter primarily due to growth in agent count, offset by a decrease in aggregate fee revenue per agent partly due to fee waivers for certain new agents associated with the Company's Momentum agent development and recruiting program that began in the fourth quarter of 2014, and the divestiture of the Caribbean and Central America regions on December 31, 2014. The strength of the U.S. dollar compared to the Canadian dollar also negatively impacted revenue from continuing franchise fees during the quarter.

Revenue from annual dues was $7.9 million, up $0.2 million or 3.0% compared to the prior year quarter primarily due to an increase in total agent count of 5,814 from the prior year quarter, of which 3,144 agents were located in the U.S. and Canada.

Revenue from broker fees was $9.2 million, up $1.2 million or 15.4% compared to the prior year quarter. The increase was driven by growth in agent count and increased transaction activity due in part to improving market conditions.

Franchise sales and other franchise revenue was $5.5 million, up $0.9 million or 20.4% compared to the prior year quarter driven by an increase in revenue associated with global franchise sales and increased office franchise sales in the U.S.

Brokerage revenue was $3.4 million, a decrease of $0.7 million or 16.2% from the prior year quarter largely attributable to the sale of six previously owned brokerage offices to an existing RE/MAX franchisee in April 2015. The six offices had 270 agents at the time of the sale and are located in Maryland and Virginia.

Operating Expenses

Total operating expenses were $22.9 million for the second quarter of 2015, a decrease of $0.4 million or 1.6% compared to the prior year quarter. The reduction in total operating expenses was primarily due to the gain on sale of assets related to the sale of the six previously owned brokerage offices during the second quarter of 2015. Selling, operating and administrative expenses were $19.7 million, up $0.3 million or 1.3% from the prior year quarter. Selling, operating and administrative expenses were 44.6% of revenue in the second quarter compared to 46.0% in the prior year quarter.

Net Income

Reported net income was $16.1 million for the second quarter of 2015, an increase of $1.5 million or 10.7% compared to the prior year quarter. The increase was primarily due to higher operating income, partially offset by lower foreign currency transaction gains and a higher provision for income taxes.

Adjusted net income2 was $14.2 million for the second quarter of 2015, an increase of $0.9 million or 7.0% compared to the prior year quarter. Adjusted basic and diluted EPS were $0.48 and $0.47, respectively, for the second quarter of 2015, compared to $0.45 and $0.44 for the prior year quarter, respectively. The strength of the U.S. dollar compared to the Canadian dollar negatively impacted both Adjusted basic and diluted EPS by approximately $0.01 in the second quarter of 2015.

Net income attributable to RE/MAX Holdings, Inc. was $5.0 million for the second quarter of 2015. This amount excludes net income attributable to the non-controlling interest. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were $0.41 and $0.40, respectively. Refer to Table 1 for the share counts used in the calculation of basic and diluted EPS attributable to RE/MAX Holdings, Inc. in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

The ownership structure used to calculate Adjusted basic and diluted EPS for the three months ended June 30, 2015 assumes RE/MAX owning 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX had of RMCO was 40.81% for the three months ended June 30, 2015. Refer to Table 6 for a reconciliation of Adjusted net income to net income and the share counts used in the Adjusted basic and diluted EPS calculations.

Adjusted EBITDA

Adjusted EBITDA was $25.7 million for the second quarter of 2015, up $1.5 million or 6.4% from the prior year quarter. Adjusted EBITDA margin was 57.9% for the second quarter of 2015 compared to 57.0% in the prior year quarter, driven by higher revenue. This was offset by the strength of the U.S. dollar compared to the Canadian dollar, which decreased Adjusted EBITDA margin by approximately $0.6 million or 43 basis points for the second quarter of 2015. A reconciliation of Adjusted EBITDA to net income is included in Table 5.

Balance Sheet

As of June 30, 2015, the Company had a cash balance of $80.3 million, a decrease of $26.9 million from December 31, 2014. As announced on March 11, 2015, RE/MAX doubled its quarterly dividend to $0.125 per share and declared a special cash dividend of $1.50 per share. The aggregate payment for the special dividend, paid in April, was approximately $45.0 million and was funded through existing cash. The Company had $202.8 million of term loans outstanding, net of unamortized discount as of June 30, 2015, down from $211.7 million, net as of December 31, 2014.

Dividend

The Company's Board of Directors approved a quarterly dividend of $0.125 per share, which is payable on September 3, 2015 to shareholders of record at the close of business on August 20, 2015.

Outlook

Based on the Company's performance through the first six months of this year, the agent count increase in July and the sale of six of its owned brokerage offices in April of this year, RE/MAX is providing the following outlook for its third quarter and its full-year 2015:

Third Quarter 2015 Outlook:

  Agent count is estimated to increase by 4.75% to 5.25% over third quarter 2014;
  Revenue is estimated to decrease by 1.0% to 1.5% over third quarter 2014;
    Revenue would have increased by an estimated 1.0% to 1.5% over third quarter 2014 after adjusting for the sale of the six owned brokerage offices and the sale of the Caribbean and Central America regions;
  Selling, operating and administrative expenses are estimated to be 50.0% to 51.0% of third quarter 2015 revenue; and
  Adjusted EBITDA margin is estimated to be in the 51.0% to 52.0% range.

Full-Year 2015 Outlook:

  Raising full-year agent count outlook to 5.0% to 5.5% from 4.0% to 5.0% over 2014;
  Revenue is estimated to increase by 1.0% to 2.0% over 2014;
    Revenue would have increased by an estimated 3.0% to 4.0% over 2014 after adjusting for the sale of the six owned brokerage offices and the sale of the Caribbean and Central America regions;
  Selling, operating and administrative expenses are estimated to be 50.0% to 52.0% of 2015 revenue;
  Adjusted EBITDA margin is estimated to be in the 49.0% to 50.0% range;
  Total capital expenditures of $3.5 to $4.0 million
    Includes project related capital expenditures of $2.0 to $2.5 million; and
  Project related operating expenditures of approximately $3.0 million.

The Company's 2015 outlook reflects an annualized estimated exchange rate of $0.78 U.S. for every $1.00 Canadian.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, August 7, 2015, beginning at 8:00 a.m. Eastern Time. Interested parties are able to access the conference call using the following dial-in numbers:

U.S.	1-877-512-8755
Canada	1-855-669-9657
International	1-412-902-4144

Interested parties are also able to access a live webcast through the Investor Relations section of the Company's website at investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call.

A replay of the call will be available approximately one hour after the end of the call on August 7, 2015 through September 6, 2015, by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (International) and entering the pass code 10069538. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 100,000 agents provide RE/MAX a global reach of nearly 100 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's outlook for the third quarter and full fiscal year, including expectations regarding agent count and Adjusted EBITDA margins for its third quarter and full fiscal year, the Company's optimism for agent recruitment and improving market conditions, as well as other statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company's business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, (7) fluctuations in foreign currency exchange rates, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Annual Report or Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

[1]Non-GAAP measures. See Table 5 for a reconciliation of net income to Adjusted EBITDA. See Table 6 for a reconciliation of net income to Adjusted net income and related calculation of Adjusted EPS. See the end of this press release for a definition of Non-GAAP measures.

[2]Non-GAAP measure. Adjusted net income measure assumes RE/MAX owns 100% of RMCO. As of June 30, 2015, RE/MAX actually owned 41.01% of RMCO. See Table 6 for a reconciliation of Adjusted net income and Adjusted EPS to net income. See the end of this press release for a definition of Non-GAAP measures.

TABLE 1
RE/MAX Holdings, Inc. Condensed Consolidated Statements of Income (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Continuing franchise fees	$18,268	$18,024	$35,928	$35,728
Annual dues	7,875	7,643	15,677	15,149
Broker fees	9,247	8,016	15,667	13,574
Franchise sales and other franchise revenue	5,485	4,554	13,911	12,463
Brokerage revenue	3,402	4,062	7,301	7,265
Total revenue	44,277	42,299	88,484	84,179
Operating expenses:
Selling, operating and administrative expenses	19,730	19,475	44,801	44,762
Depreciation and amortization	3,808	3,812	7,619	7,750
Gain on sale or disposition of assets, net	(617)	-	(615)	(1)
Total operating expenses	22,921	23,287	51,805	52,511
Operating income	21,356	19,012	36,679	31,668
Other expenses, net:
Interest expense	(2,301)	(2,286)	(5,110)	(4,752)
Interest income	33	66	100	147
Foreign currency transaction gains (losses)	37	836	(1,384)	307
Loss on early extinguishment of debt	—	(178)	(94)	(178)
Equity in earnings of investees	390	188	602	129
Total other expenses, net	(1,841)	(1,374)	(5,886)	(4,347)
Income before provision for income taxes	19,515	17,638	30,793	27,321
Provision for income taxes	(3,457)	(3,129)	(5,605)	(5,014)
Net income	$16,058	$14,509	$25,188	$22,307
Less: net income attributable to non-controlling interest	11,088	10,132	17,500	15,519
Net income attributable to RE/MAX Holdings, Inc.	$4,970	$4,377	$7,688	$6,788

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.41	$0.38	$0.64	$0.59
Diluted	$0.40	$0.36	$0.62	$0.55
Weighted average shares of Class A common stock outstanding
Basic	12,225,678	11,593,885	12,022,769	11,600,889
Diluted	12,399,527	12,230,014	12,346,834	12,238,189
Cash dividends declared per share of Class A common stock	$0.1250	$0.0625	$1.7500	$0.1250

TABLE 2
RE/MAX Holdings, Inc. Condensed Consolidated Balance Sheets (Amounts in thousands, except share and per share amounts) (Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$80,276	$107,199
Escrow cash - restricted	95	693
Accounts and notes receivable, current portion, less allowances of $4,794 and $4,495, respectively	19,455	16,641
Accounts receivable from affiliates	-	231
Income taxes receivable	1,340	765
Other current assets	3,839	5,237
Total current assets	105,005	130,766
Property and equipment, net of accumulated depreciation of $19,184 and $19,993, respectively	2,645	2,661
Franchise agreements, net of accumulated amortization of $94,039 and $87,330, respectively	68,722	75,505
Other intangible assets, net of accumulated amortization of $8,751 and $8,550, respectively	3,450	2,725
Goodwill	72,247	72,463
Deferred tax assets, net	65,382	66,903
Investments in equity method investees	3,878	3,693
Debt issuance costs, net	1,681	1,896
Other assets	2,068	1,715
Total assets	$325,078	$358,327
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$192	$561
Accounts payable to affiliates	1,199	1,114
Escrow liabilities	95	693
Accrued liabilities	9,611	9,380
Income taxes payable	112	189
Deferred revenue and deposits	18,900	17,142
Current portion of debt	12,381	9,460
Current portion of payable pursuant to tax receivable agreements	3,914	3,914
Other current liabilities	343	211
Total current liabilities	46,747	42,664
Debt, net of current portion	190,466	202,213
Payable pursuant to tax receivable agreements, net of current portion	63,504	63,504
Deferred tax liabilities, net	184	190
Other liabilities, net of current portion	10,392	10,473
Total liabilities	311,293	319,044
Commitments and contingencies (note 12)
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 12,329,110 shares issued and outstanding as of June 30, 2015; 11,768,041 shares issued and outstanding as of December 31, 2014	1	1
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of June 30, 2015 and December 31, 2014	—	—
Additional paid-in capital	246,923	241,882
(Accumulated deficit) retained earnings	(1,183)	12,041
Accumulated other comprehensive income	127	886
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	245,868	254,810
Non-controlling interest	(232,083)	(215,527)
Total stockholders' equity	13,785	39,283
Total liabilities and stockholders' equity	$325,078	$358,327

TABLE 3
RE/MAX Holdings, Inc. Condensed Consolidated Statements of Cash Flow (Amounts in thousands) (Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$25,188	$22,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,619	7,750
Bad debt expense	487	305
Gain on sale or disposition of assets, net	(615)	(1)
Loss on early extinguishment of debt	94	178
Equity-based compensation	668	332
Non-cash interest expense	209	186
Deferred income tax expense and other	1,083	1,313
Changes in operating assets and liabilities:
Accounts and notes receivable, current portion	(3,516)	(3,542)
Advances from/to affiliates	333	(12)
Other current and noncurrent assets	567	1,854
Other current and noncurrent liabilities	113	(2,777)
Deferred revenue and deposits	1,976	1,549
Net cash provided by operating activities	34,206	29,442
Cash flows from investing activities:
Purchases of property, equipment and software	(919)	(702)
Proceeds from sale of property and equipment	11	1
Capitalization of trademark costs	(41)	(58)
Disposition	20	—
Cost to sell assets	(71)	—
Net cash used in investing activities	(1,000)	(759)
Cash flows from financing activities:
Payments on debt	(8,360)	(15,740)
Capitalized debt amendment costs	(555)	—
Distributions paid to non-controlling unitholders	(34,357)	(14,437)
Dividends paid to Class A common stockholders	(20,912)	(1,449)
Payments on capital lease obligations	(154)	(103)
Proceeds from exercise of stock options	2,013	—
Excess tax benefit realized on exercise of stock options and delivery of vested restricted stock units	2,361	125
Cancellation of vested restricted stock units for required tax withholding	—	(818)
Net cash used in financing activities	(59,964)	(32,422)
Effect of exchange rate changes on cash	(165)	(16)
Net decrease in cash and cash equivalents	(26,923)	(3,755)
Cash and cash equivalents, beginning of year	107,199	88,375
Cash and cash equivalents, end of period	$80,276	$84,620
Supplemental disclosures of cash flow information:
Cash paid for interest and debt amendment costs	$4,901	$4,507
Cash paid for income taxes	2,367	4,197
Schedule of non-cash investing and financing activities:
Note receivable received as consideration for sale of brokerage operations assets	$430	$—
Capital leases for property and equipment	412	18
Increase in accounts payable for capitalization of trademark costs and purchases of property, equipment and software	459	50

TABLE 4
RE/MAX Holdings, Inc. Agent Count (Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2014	2014	2014	2014	2013
Agent Count:
U.S.
Company-owned regions	36,545	35,845	35,299	35,377	34,686	33,911	33,416
Independent regions	22,459	22,100	21,806	21,804	21,576	21,375	21,075
U.S. Total	59,004	57,945	57,105	57,181	56,262	55,286	54,491
Canada
Company-owned regions	6,440	6,327	6,261	6,258	6,212	6,117	6,084
Independent regions	12,992	12,834	12,779	12,849	12,818	12,852	12,838
Canada Total	19,432	19,161	19,040	19,107	19,030	18,969	18,922
Outside U.S. and Canada
Company-owned regions (1)	—	—	328	312	301	323	338
Independent regions (1)	23,467	22,849	21,537	21,047	20,496	19,807	19,477
Outside U.S. and Canada Total	23,467	22,849	21,865	21,359	20,797	20,130	19,815
Total	101,903	99,955	98,010	97,647	96,089	94,385	93,228
Net change in agent count compared to the prior period	1,948	1,945	363	1,558	1,704	1,157	497
____________________________
(1)

As of June 30, 2015 and March 31, 2015, Independent Regions outside of the U.S. and Canada include 328 agents in the Caribbean and Central America regions which converted from Company-owned Regions to Independent Regions in connection with the regional franchising agreements we entered into with new independent owners of the Caribbean and Central America regions on January 1, 2015.

TABLE 5
RE/MAX Holdings, Inc. Adjusted EBITDA Reconciliation to Net Income (Amounts in thousands, except percentages) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Consolidated:
Net income (1)	$16,058	$14,509	$25,188	$22,307
Depreciation and amortization	3,808	3,812	7,619	7,750
Interest expense	2,301	2,286	5,110	4,752
Interest income	(33)	(66)	(100)	(147)
Provision for income taxes	3,457	3,129	5,605	5,014
EBITDA	25,591	23,670	43,422	39,676
Gain on sale or disposition of assets and sublease (2)	(664)	(47)	(707)	(225)
Loss on early extinguishment of debt (3)	-	178	94	178
Non-cash straight-line rent expense (4)	249	270	480	417
Non-recurring severance and other related expenses (5)	588	-	1,039	-
Acquisition integration and professional fees expense (6)	(106)	45	77	63
Adjusted EBITDA	$25,658	$24,116	$44,405	$40,109
Adjusted EBITDA Margin	57.9%	57.0%	50.2%	47.6%

FX impact on Adjusted EBITDA (7)
Foreign currency transaction (gains) losses	$(37)	$(836)	$1,384	$(307)
FX impact on operating income	651	313	1,223	581
Adjusted EBITDA adjusted for FX	$26,272	$23,593	$47,012	$40,383
Adjusted EBITDA Margin adjusted for FX (8)	58.4%	55.3%	52.3%	47.6%
__________________________________
(1)

Consolidated net income excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents losses (gains) on the sale or disposition of assets as well as the losses (gains) on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility for the three and six months ended June 30, 2015 and 2014.
(4)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(5)

Represents non-recurring severance and other related expenses recognized for certain employees who were terminated during the three and six months ended June 30, 2015 as a result of the retirement of our former Chief Executive Officer on December 31, 2014 and subsequent organizational changes implemented during 2015, and a retirement agreement entered into by the Company's President Emeritus on May 4, 2015.

(6)

Acquisition integration and professional fees expense include fees incurred in connection with the Company's acquisitions of certain assets of HBN, Inc. and Tails, Inc. in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(7)	As compared to the prior year period on a constant currency basis.
(8)

Revenue adjusted for the impact of foreign exchange and used to calculate the Adjusted EBITDA margin adjusted for FX is equal to $45.0 million and $42.6 million for the second quarter of 2015 and 2014, respectively, and $89.9 million and $84.9 million for the six months ended June 30, 2015 and 2014, respectively.

TABLE 6
RE/MAX Holdings, Inc. Adjusted Net Income and Adjusted Earnings per Share(1) (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Consolidated:
Net income (1)	$16,058	$14,509	$25,188	$22,307
Amortization of franchise agreements	3,392	3,392	6,783	6,783
Non-controlling interest income tax expense & RE/MAX Holdings tax provision	3,457	3,129	5,605	5,014
Add-backs:
Gain on sale or disposition of assets and sublease (2)	(664)	(47)	(707)	(225)
Loss on early extinguishment of debt (3)	—	178	94	178
Non-cash straight-line rent expense (4)	249	270	480	417
Non-recurring severance and other related expenses (5)	588	—	1,039	—
Acquisition integration and professional fees expense (6)	(106)	45	77	63
Adjusted pre-tax net income	22,974	21,476	38,559	34,537
Less: Provision for income taxes at 38%	(8,730)	(8,161)	(14,652)	(13,124)
Adjusted net income	$14,244	$13,315	$23,907	$21,413

Total basic pro forma shares outstanding	29,960,278	29,328,485	29,757,369	29,335,489
Total diluted pro forma shares outstanding	30,134,127	29,964,614	30,081,434	29,972,789

Adjusted net income basic earnings per share:	$0.48	$0.45	$0.80	$0.73
Adjusted net income diluted earnings per share:	$0.47	$0.44	$0.79	$0.71
_________________________________
(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents losses (gains) on the sale or disposition of assets as well as the losses (gains) on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility for the three and six months ended June 30, 2015 and 2014.
(4)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(5)

Represents non-recurring severance and other related expenses recognized for certain employees who were terminated during the three and six months ended June 30, 2015 as a result of the retirement of our former Chief Executive Officer on December 31, 2014 and subsequent organizational changes implemented during 2015, and a retirement agreement entered into by the Company's President Emeritus on May 4, 2015.

(6)

Acquisition integration and professional fees expense include fees incurred in connection with the Company's acquisitions of certain assets of HBN, Inc. and Tails, Inc. in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

TABLE 7
RE/MAX Holdings, Inc. Pro Forma Shares Outstanding (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	12,225,678	11,593,885	12,022,769	11,600,889
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600	17,734,600	17,734,600
Total basic pro forma weighted average shares outstanding	29,960,278	29,328,485	29,757,369	29,335,489

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	12,225,678	11,593,885	12,022,769	11,600,889
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600	17,734,600	17,734,600
Dilutive effect of stock options(1)	146,638	587,906	301,928	590,953
Dilutive effect of unvested restricted stock units(1)	27,211	48,223	22,137	46,347
Total diluted pro forma weighted average shares outstanding	30,134,127	29,964,614	30,081,434	29,972,789
________________________
(1)	In accordance with the treasury stock method

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and Adjusted net income and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

RE/MAX defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, net and the provision for income taxes, each of which is presented in the Company's condensed consolidated financial statements included elsewhere in this press release), adjusted for the impact of the following items that the Company does not consider representative of the Company's ongoing operating performance: loss or gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, non-cash straight-line rent expense, non-recurring severance and other related expenses and acquisition integration and professional fees expense. During the third quarter of 2014, the Company revised its definition of Adjusted EBITDA to no longer adjust for recurring equity-based compensation expense. Adjusted EBITDA in prior periods has been revised to reflect this change for consistency of presentation. During the fourth quarter of 2014, the Company revised its definition of Adjusted EBITDA to adjust for non-recurring severance and other related expenses.

RE/MAX defines Adjusted net income as net income, excluding the impact of amortization expense related to the Company's franchise agreements, non-controlling interest income tax expense and RE/MAX Holdings tax provision, loss or gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, non-cash straight-line rent expense, non-recurring severance and other related expenses, and acquisition integration and professional fees expense, but reflects income taxes and is presented as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of RMCO is treated as if it were allocated to RE/MAX, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income tax rates. The estimated effective tax rate was 38%.

Because Adjusted EBITDA and Adjusted net income omit certain non-cash items and other non-recurring cash charges or other items, the Company feels that these metrics are less susceptible to variances that affect the Company's operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items and is more reflective of other factors that affect the Company's operating performance. The Company presents Adjusted EBITDA and Adjusted net income because it believes the metrics are useful as supplemental measures in evaluating the performance of the Company's operating businesses and provide greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of its business.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing the results the Company reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  Adjusted EBITDA does not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on the Company's debt;
  Adjusted EBITDA does not reflect the Company's income tax expense or the cash requirements to pay the Company's taxes;
  Adjusted EBITDA and Adjusted net income do not reflect the cash requirements to pay dividends to shareholders of the Company's Class A common stock and tax and other cash distributions to non-controlling unitholders;
  Adjusted EBITDA and Adjusted net income do not reflect the cash requirements to pay RIHI, Inc. and Oberndorf Investments LLC pursuant to the tax receivable agreements entered into at the time of the IPO; and
  other companies may calculate these measures differently, so they may not be comparable.

With respect to the Company's outlook with respect to Adjusted EBITDA margin for the third quarter and the full fiscal year 2015, the Company is not able to provide a reconciliation of this non-GAAP financial measure to U.S. GAAP because it does not provide specific guidance for the various reconciling non-cash items and other non-recurring cash and non-cash charges, such as loss or gain on sale or disposition of assets and sublease and loss on early extinguishment of debt, among others. Certain items that impact these measures have not yet occurred, are out of the Company's control or cannot be reasonably predicted, and as a result, reconciliation of these non-GAAP guidance measures to U.S. GAAP is not available without unreasonable effort.

CONTACT: Investor Contact, Peter Crowe, (303) 796-3815, pcrowe@remax.com; or Media, Shaun White, (303) 796-3405, shaunwhite@remax.com